Exhibit 10.26

December 22, 2010 (revised January 21, 2011)

George M. “Ken” Bado

Re:	Separation Agreement

Dear Ken:

This Separation Agreement (“Agreement”) is to confirm the understanding and agreement between you and Autodesk, Inc. (the “Company”), regarding your separation from the Company. In consideration of the mutual promises and agreements described herein and in lieu of any other payments in connection with termination of your employment you and the Company agree as follows:

1. Company Payments and Benefits upon Transition.

(a) Effective January 31, 2011, you will be relieved of (i) your duties as Executive Vice President World Wide Sales and Services and (ii) your status as a section 16 (b) officer of the Company. Thereafter, if you execute, not revoke and abide by the terms of this Agreement, you will continue on the Company payroll as an employee providing transitional services through March 28, 2011 as described in Paragraph 2. If you revoke or fail to execute or abide by the terms of this Agreement, your employment will also terminate on January 31, 2011.

(b) If you participate in the Company’s health benefit programs, you will continue to be covered by the Company’s health insurance plans through the end of January. Notwithstanding the foregoing, if you continue on the payroll, then your health benefits may be extended as set forth in Section 2 below. If you have contributed to the Autodesk Employee Stock Purchase Plan your contribution will be returned to you in accordance with the terms of the Autodesk Employee Stock Purchase Plan.

(c) In accordance with standard Company policy, the Company will pay you any accrued and unused vacation pay on or prior to January 31, 2011. You will be reimbursed for reasonable and documented outstanding business expenses, incurred by you, and approved by your manager through January 31, 2011 in accordance with Company policy. Notwithstanding any transitional services provided herein, you will not be eligible to earn any bonuses, commissions, or any other compensation, benefits, or perquisites after January 31, 2011, except as expressly provided by the terms of this Agreement.

(d) Each of your equity awards shall continue to be governed by the terms and conditions (including, but not limited to, with respect to the exercise of vested stock options) of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document”, and together, the “Equity Award Documents”).

2. Company Payments And Benefits Subject to Compliance with Agreement.

Provided that you timely execute and do not revoke this Separation Agreement and associated Addendum, and subject to you remaining fully compliant with the terms herein, the Company shall provide you the following:

(a) Severance Payment. The Company will provide you with a lump-sum payment equal to six (6) weeks of your current base salary for a total of $55,384.62 (less withholdings). You acknowledge and agree that this severance payment shall alone serve as full and binding consideration for your release of claims as provided by Paragraph 4, below, and in the Addendum to this Agreement. You will receive this payment at the end of the Transition Services Period (as defined below).

(b) Transition Services. Provided that you agree to remain fully compliant with the terms and conditions of this Agreement (specifically including the non-compete and non-solicit provisions provided by Paragraph 3, below), the Company will allow you to provide transitional services through and including March 28th, 2011 (the “Transition Services Period”), such that you may further vest in certain stock options during the Transition Services Period. You agree, during the Transition Services Period, to give the Company your best efforts in transitioning your work and in performing transitional services. During the Transition Services Period, you shall be paid your base salary and be eligible for health care benefits provided you continue to meet the requirements set forth herein. You may choose to terminate your employment with the Company at any time prior to March 28, 2011. In such event, except for the benefits described in this subparagraph 2(b), you will remain eligible for the payments described in Paragraph 2 after your termination date.

(c) Provided you remain employed through the Transition Services Period, at the conclusion of the Transition Services Period, you will be considered to have vested in the stock options in accordance with the terms of the applicable Equity Award Agreement, but with the express understanding that any and all ownership interests in said equity (including, but not limited to, any ownership interests or rights to said equity and any profits or other proceeds derived from the sale thereof) shall be expressly conditioned upon your subsequent compliance with the provisions of Paragraph 3 (including, but not limited to, the non-compete and non-solicit terms provided therein) because you acknowledge hereby that you would not have any opportunity to perform such transition services (and thereby vest in such equity awards) without such promises to the Company to comply with the provisions of Paragraph 3 (including to not compete and to not solicit) and, accordingly, that any stock ownership rights associated with the transition services shall be immediately forfeited upon any breach of your obligations therein.

(d) Special Payment. Subject to your continued compliance with the terms of this Agreement, the Company will provide to you an additional payment equivalent to twenty three (23) weeks of your base salary plus target variable, to be provided in two equal installments of $ 181,346.15 each (less applicable withholdings), with such payments to be made on September 1, 2011 and January 31, 2012, provided that you remain compliant with the terms of this Agreement (specifically including the non-compete and non-solicit provisions provided by Paragraph 3, below).

(e) Benefits Upon Death. In the event of your death, any remaining severance payments owed to you under this Agreement will be paid to your estate.

3. Obligations of Employee.

(a) By your execution of this Agreement, you expressly agree at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity other than the Company or its successors or assigns, any Confidential Information of the Company (as defined below). You understand and agree that “Confidential Information” as used in this Agreement means any and all Company proprietary information, technical data, trade secrets or know-how including, without limitation, confidential or proprietary information regarding any employees of the Company (including, but not limited to, any compensation, performance review data, contact information, or other confidential employee data, whether maintained by the Company’s Human Resources Department or otherwise); customer lists and customer identities and contact information (including, but not limited to, any current, former, or potential customers of the Company on whom you have called or became acquainted during the term of your employment with the Company); sales pipelines (including, but not limited to, potential sales prospects); pricing and pricing strategies; current or anticipated markets; marketing, marketing research and activities, marketing development, and marketing strategy; services, products, and product plans; software; source code; developments; inventions; processes; formulas; technology; designs; drawings; engineering; hardware configuration information; finances; business plans; other business information; and confidential information of the Company’s customers, business contacts, or other third parties disclosed to you by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. You acknowledge that Confidential Information does not include any of the foregoing to the extent such information had become publicly known and made generally available through no wrongful act of you or others. You represent that you have not, to date, misused or disclosed any Confidential Information to any unauthorized party. You hereby grant consent to notification by the Company to any new employer about your confidentiality and all other continuing obligations to the Company, under this provision or otherwise.

(b) You agree to comply with the terms set forth in any employee confidentiality and intellectual property agreements (including but not limited to those related to product source code) executed by you on or about your hire date and during your employment with the Company. You agree that any program, document, drawing, or other work you worked on at Company’s direction or on Company time, or using Company’s equipment, or using any information proprietary to Company shall remain the property of the Company.

(c) You hereby confirm that you will return to the Company all Company property in your possession and execute the attached Termination Certificate by the end of the Transition Services Period. If you fail to timely do so, the Company will not be obligated to make the payment to you described in Paragraph 2 of this Agreement.

(d) You agree to keep the terms of this Agreement (including, but not limited to, the payment amount) completely confidential and not disclose any information concerning this Agreement or its terms to anyone other than your immediate family, legal counsel, and/or financial advisors who will be bound by this confidentiality clause.

(e) You agree that for a period of twenty four (24) months immediately following the end of the Transition Services Period (or to the greatest extent otherwise permitted by law), you will not directly or indirectly, for yourself or any third party other than the Company, solicit any of the Company’s employees to leave their employment with the Company.

(f) You agree that for a period of twelve (12) months immediately following the end of your Transition Period (or to the greatest extent otherwise permitted by law), you will not without the prior written consent of the Company, directly or indirectly, be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any of the following direct competitors of the Company: Dassault Systems and all its subsidiaries including but not limited to Solidworks Corporation, Parametric Technology Corporation (PTC), and Siemens UGS provided, however, that nothing in this Agreement shall prevent or restrict you from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a corporation (whether public or private) that is enumerated herein, provided that you are not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; (iv) owning a passive equity interest in a private debt or equity investment fund in which the you do not have the ability to control or exercise any managerial influence over such fund; or (v) any activity consented to in writing by the Company. As used herein, “Restricted Territory” means the United States, with the understanding that your obligations under this Paragraph 3(f) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained herein. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then you agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Paragraph 3(f) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then you agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. You acknowledge and represent that were you to violate this Paragraph 3(f), you would likely jeopardize the good will and other protectable interests of the Company, and it would be difficult for you not to rely on or use the Company’s confidential or trade secret information (including but not limited to current and prospective client and sales information of the Company). You acknowledge that the limitations of time, geography, and scope of activity agreed to herein are reasonable because, among other things, you will be able to obtain suitable and satisfactory employment in your chosen profession without violating this Agreement. You agree to provide the Company advance notice of any contemplated employment relationship within the twelve (12) months immediately following the end of the Transition Services Period, prior to accepting such employment, and to allow the Company an opportunity to confirm that any such employment does not violate your obligations herein.

(g) You expressly acknowledge and agree that your full and continuing compliance with each of the terms of this Paragraph 3 serves as a condition subsequent for your receipt of the payments described under Paragraph 2(b) and (d) of this Agreement such that, without limiting the recourse otherwise available to the Company, should you fail to continue to comply in full with the terms of this Paragraph 3, (i) any stock rights provided under Paragraph 2(b) of this Agreement shall immediately revert to ownership by the Company (with the Company having the right to recover any profits derived from any sale of such stock ownership rights), and (ii) the Company shall have the right to fully recover any payments provided to you pursuant to Paragraph 2(d) of this Agreement. Notwithstanding any forfeiture provided herein, you expressly acknowledge and agree that the severance provided to you under Paragraph 2(a) shall continue to serve as full and binding consideration for your release of claims under Paragraph 4 of this Agreement.

4. Settlement and Release.

(a) General Release. You acknowledge that you have had the opportunity and have been advised to consult with legal counsel regarding this Agreement and the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of said Code Section, expressly waive any rights you may have there under, as well as under any other statute or common law principles of similar effect. You specifically agree that you are waiving any unknown claims.

(b) Release of Claims. You agree that this Agreement represents settlement in full of all outstanding obligations owed to you by the Company as a result of your employment with and termination of your employment with the Company. You, on behalf of yourself and your descendants, heirs and successors (“Releasors”), hereby fully release and discharge the Company, its subsidiaries, divisions and affiliated entities and their respective directors, officers, agents, servants, stockholders, employees, representatives, successors and assigns (“Releasees”), from any and all claims, duties, obligations, actions, or causes of action whatsoever, whether presently known or unknown, asserted or unasserted, which are based on, arise from or relate in any way to your employment with the Company or the termination thereof including, but not limited to, claims for (i) wrongful termination, interference with contract, breach of contract, fraud, misrepresentation and infliction of emotional distress under statutory or common law, (ii) discrimination, harassment or retaliation under state or federal or common law including the California Fair Employment and Housing Act, the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act and the Americans With Disabilities Act (where applicable), (iii) any wages that are disputed in good faith between you and the Company (if any), (iv) claims for attorneys’ fees and costs, (v) any and all claims for violation of any federal, state, or municipal statute, law, or regulation, (vi) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement, and (vii) any and all other claims relating to or arising from your employment relationship with the Company and the anticipated termination of that relationship (together “Claims”), with your agreement that your release of Claims set forth herein shall be and remain in effect in all respects as a complete general release as to the matters released.

(c) Claims Not Released. This release of claims does not apply to any rights or claims that you cannot release as a matter of law, nor does it apply to any Claims that first arise after the date on which you sign this Agreement. In addition, this Agreement does not prohibit you from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment or (ii) participating in any investigation or other process conducted by the EEOC (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company). You understand and acknowledge that by reason of your execution of this release of Claims you are receiving from the Company pay and benefits described in Paragraph 2 that are in addition to anything of value to which you were already entitled.

(d) Covenant Not to Sue. You represent and agree that you have not already, and will not at any time in the future, file any lawsuit, administrative proceeding, or other legal action against the Company or any of the Releasees that is based upon, in whole or in part, any of the Claims. In the event that you file any such legal action, the Company and any Releasees against which you bring that legal action will be entitled to recover from you its/their attorneys’ fees and costs incurred in defending that action.

(e) Acknowledgements. You understand and acknowledge that this Agreement and Addendum hereto, constitutes a compromise and settlement of any and all actual or potential disputed claims by you. No action taken by the Company hereto, either previously or in connection with this Agreement or related Addendum, shall be deemed or construed to be (i) an admission of the truth or falsity of any actual or potential claims or (ii) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party. Other than the payments expressly anticipated by this Agreement, you acknowledge and represent that the Company has paid or provided you all salary, wages, bonuses, accrued vacation, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You further acknowledge and represent that you have received any leave to which you were entitled or which you requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that you did not sustain any workplace injury during your employment with the Company.

5. References.

In the event prospective employers ask the Company for a job reference, the Company will provide your name, title and dates of employment only, as per the Company’s reference policies.

6. Miscellaneous.

(a) This Agreement and Addendum shall be governed by the laws of the State of California.

(b) This Agreement and Addendum represents the entire understanding and agreement between the Company and you concerning your termination from the Company as employee, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with the Company and your compensation by the Company, with the exception of your Employee Agreements on Intellectual Property and Confidentiality of Product Source Code, the Termination Certificate and the Equity Award Documents, which shall remain in full force and effect. This Agreement and Addendum may only be amended in writing signed by you and a duly authorized manager of the Company.

(c) You agree not to disparage the Company in any manner likely to be harmful to the Company’s business or business reputation. You may respond accurately and fully to any question, inquiry, or request for information when required by legal process. As we discussed, the Company will abide by its reference policy of providing neutral and objective information about you. The Company will communicate this message to key members of CEO staff to reinforce our intentions.

(d) You have carefully read and understand the scope and effect of the provisions of this Agreement. By signing below, you are knowingly, willingly and voluntarily agreeing to all of the terms set forth in this Agreement. You have not relied upon any representations or statements made by Autodesk which are not specifically set forth herein.

(e) You understand and acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date your sign this Agreement. You understand and acknowledge that the payments to be provided to you under Paragraph 2 are in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement (any such revocation must be in writing and must be sent by certified mail, return receipt requested, to the General Counsel, Autodesk Inc., 111 McInnis Parkway, San Rafael, CA 94903); (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the 21-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

(f) You understand that you are not entitled to any benefits under the Agreement unless and until you timely sign the Addendum and do not revoke it. You must sign the Addendum on you on the last day of the Transition Period, no sooner and no later. You understand that you may consider the Addendum for up to twenty-one (21) calendar days and, by the final day of the Transition Services Period; you will have had twenty-one days to consider it. After signing this Addendum you may revoke it within seven (7) calendar days provided you give Autodesk written notice of your intention to revoke it. Any such revocation must be in writing and must be sent by certified mail, return receipt requested, to the General Counsel, Autodesk Inc., 111 McInnis Parkway, San Rafael, CA 94903.

(g) Unless timely revoked, this Agreement shall become effective and binding upon you and the Company upon the eighth day following your signature (“Effective Date” of Agreement).

(h) The Company makes no representations or warranties with respect to the tax consequences (including Section 409A) of the payments provided to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments provided hereunder by the Company and any penalties or assessments thereon.

(i) In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

If the foregoing reflects our understanding and agreement, please sign the enclosed copy of this Agreement, in the space provided below, and return it to Jan Becker no later than January 30, 2011.

Very truly yours,

AUTODESK, INC.

By:	/S/ JAN BECKER
Jan Becker
SVP Human Resources
Autodesk, Inc.

Accepted and Agreed to:

/s/ KEN BADO
Ken Bado

January 28, 2011
Date

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, books, media, software, credit cards, keys, sales books, intellectual property, other documents or property or reproductions of any aforementioned items belonging to Autodesk, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of any employee confidentiality and intellectual property agreements (including but not limited to those related to product source code) executed by me on or about my hire date and during my employment with the Company (“Employee Confidentiality and Intellectual Property Agreements”). I further agree that, in compliance with such Employee Confidentiality and Intellectual Property Agreements, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works or authorship, customer lists, dealer lists, business plans, financial information or other subject matter pertaining to any business (including contracts), of the Company or any of its clients, customers, dealers, consultants or licensees.

Ken Bado
Employee Printed Name

/S/ KEN BADO	January 28, 2011
Employee Signature	Date

Manager’s Signature	Date

ADDENDUM TO THE SEPARATION AGREEMENT

This is an addendum to the Separation Agreement (“Agreement”) dated March 28, 2011 between you and Autodesk, Inc. (the “Company”), regarding your separation from the Company. In consideration of the mutual promises and agreements described in the Agreement you and the Company agree as follows:

1. Settlement and Release.

(a) General Release. You acknowledge that you have had the opportunity and have been advised to consult with legal counsel regarding this Agreement and the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of said Code Section, expressly waive any rights you may have there under, as well as under any other statute or common law principles of similar effect. You specifically agree that you are waiving any unknown claims.

(b) Release of Claims. You agree that the Agreement, together with this Addendum, represents settlement in full of all outstanding obligations owed to you by the Company as a result of your employment with and termination of your employment with the Company. You, on behalf of yourself and your descendants, heirs and successors (“Releasors”), hereby fully release and discharge the Company, its subsidiaries, divisions and affiliated entities and their respective directors, officers, agents, servants, stockholders, employees, representatives, successors and assigns (“Releasees”), from any and all claims, duties, obligations, actions, or causes of action whatsoever, whether presently known or unknown, asserted or unasserted, which are based on, arise from or relate in any way to your employment with the Company or the termination thereof including, but not limited to, claims for (i) wrongful termination, interference with contract, breach of contract, fraud, misrepresentation and infliction of emotional distress under statutory or common law, (ii) discrimination, harassment or retaliation under state or federal or common law including the California Fair Employment and Housing Act, the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act and the Americans With Disabilities Act (where applicable), (iii) any wages that are disputed in good faith between you and the Company (if any), (iv) claims for attorneys’ fees and costs, (v) any and all claims for violation of any federal, state, or municipal statute, law, or regulation, (vi) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement, and (vii) any and all other claims relating to or arising from your employment relationship with the Company and the anticipated termination of that relationship (together “Claims”), with your agreement that your release of Claims set forth herein shall be and remain in effect in all respects as a complete general release as to the matters released.

(c) Claims Not Released. This release of claims does not apply to any rights or claims that you cannot release as a matter of law, nor does it apply to any Claims that first arise after the date on which you sign this Agreement. In addition, this Agreement does not prohibit you from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment or (ii) participating in any investigation or other process conducted by the EEOC (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company). You understand and acknowledge that by reason of your execution of this release of Claims you are receiving from the Company pay and benefits described in Paragraph 2 that are in addition to anything of value to which you were already entitled.

(d) Covenant Not to Sue. You represent and agree that you have not already, and will not at any time in the future, file any lawsuit, administrative proceeding, or other legal action against the Company or any of the Releasees that is based upon, in whole or in part, any of the Claims. In the event that you file any such legal action, the Company and any Releasees against which you bring that legal action will be entitled to recover from you its/their attorneys’ fees and costs incurred in defending that action.

2. Miscellaneous.

(a) This Agreement and Addendum shall be governed by the laws of the State of California.

(b) This Agreement and Addendum represents the entire understanding and agreement between the Company and you concerning your termination from the Company as employee, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with the Company and your compensation by the Company, with the exception of your Employee Agreements on Intellectual Property and Confidentiality of Product Source Code, the Termination Certificate and the Equity Award Documents, which shall remain in full force and effect. This Agreement and Addendum may only be amended in writing signed by you and a duly authorized manager of the Company.

(c) You have carefully read and understand the scope and effect of the provisions of this Addendum. You are hereby advised to consult with an attorney of your choice prior to executing this Addendum. By signing below, you are knowingly, willingly and voluntarily agreeing to all of the terms set forth in this Addendum. You have not relied upon any representations or statements made by Autodesk which are not specifically set forth herein.

(d) You understand that you are not entitled to any benefits under the Agreement unless and until you timely sign this Addendum and do not revoke it. You must sign the Addendum on the final day of the Transition Services Period, no sooner and no later.

(e) You understand and acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date your sign this Agreement. You understand and acknowledge that the payments to be provided to you under Paragraph 2 are in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement (any such revocation must be in writing and must be sent by certified mail, return receipt requested, to the General Counsel, Autodesk Inc., 111 McInnis Parkway, San Rafael, CA 94903); (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the 21-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

(f) Unless timely revoked, this Addendum shall become effective and binding upon you and the Company upon the eighth day following your signature (“Effective Date” of Addendum).

(g) In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

If the foregoing reflects our understanding and agreement, please sign the enclosed copy of this Addendum, in the space provided below, and return it to Jan Becker, on March 28, 2011

Very truly yours,

AUTODESK, INC.

By:	/s/ JAN BECKER
Jan Becker
SVP, Human Resources
Autodesk, Inc.

Accepted and Agreed to:

/s/ KEN BADO
Ken Bado

January 28, 2011
Date